Exhibit 99.1

Recent Developments

Through December 4, 2015, our revenues for the fourth quarter of 2015 were pacing up 3.6%. Pacing data reflects revenues booked at a specific date versus the comparable date in the prior period and may or may not reflect the actual revenue growth at the end of the period. Our revenue pacing information includes an adjustment to prior periods to include all acquisitions and exclude all divestitures in both periods presented for comparative purposes. It also excludes the effects of foreign exchange movements.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial data as of the dates and for the periods indicated. The summary historical consolidated financial data for the years ended December 31, 2013 and 2014, and as of December 31, 2013 and 2014, are derived from our audited consolidated financial statements which are included elsewhere in this offering circular. The summary historical consolidated financial data for the nine months ended September 30, 2014 and 2015 and as of September 30, 2015 are derived from our unaudited consolidated financial statements which are included elsewhere in this offering circular. The summary historical consolidated financial data as of September 30, 2014 are derived from our unaudited consolidated financial statements, which are not included in this offering circular. In the opinion of management, the interim financial data reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for the interim periods. The summary historical financial information for the twelve months ended September 30, 2015 are derived by adding the historical financial information for the nine months ended September 30, 2015 to the historical financial information for the year ended December 31, 2014 and subtracting the historical financial information for the nine months ended September 30, 2014. Historical results are not necessarily indicative of the results to be expected for future periods and the interim results are not necessarily indicative of the results that may be expected for the full year.

The summary historical consolidated financial and other data should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Issuer, Guarantor and Non-Guarantor Financial Data” and our consolidated financial statements and the related notes thereto appearing elsewhere in this offering circular. The amounts in the tables may not sum due to rounding.

	Year Ended December 31, (audited)		Nine Months Ended September 30, (unaudited)		Twelve Months Ended September 30, (unaudited)
(U.S. dollars in millions)	2014	2013	2015	2014	2015
Results of Operations Data:
Revenue (1)	$1,381.7	$1,347.8	$877.1	$1,004.2	$1,254.6
Operating expenses:
Direct operating expenses	897.1	888.9	593.2	678.4	811.9
Selling, general and administrative expenses	294.4	277.5	199.6	226.4	267.6
Corporate expenses	30.9	32.3	18.4	23.8	25.5
Depreciation and amortization	138.9	147.0	86.3	106.5	118.7
Impairment charges	—	10.7	—	—	—
Other operating income (expense)—net	4.5	4.2	5.1	1.6	8.0

Operating income (loss)	24.9	(4.4)	(15.3)	(29.3)	38.9
Interest expense—net	72.1	69.5	51.4	55.6	67.9
Equity in earnings (loss) of equity method investees	2.0	(3.6)	(1.9)	2.5	(2.4)
Other income (expense)—net	6.2	2.0	(0.6)	1.5	4.1

Net income (loss) from continuing operations before income taxes	(39.0)	(75.5)	(69.2)	(80.9)	(27.3)
Income tax (expense) benefit	(4.2)	(14.6)	(3.5)	(4.3)	(3.4)

Consolidated net income (loss)	(43.2)	(90.1)	(72.7)	(85.2)	(30.7)
Less amount attributable to noncontrolling interest	8.8	9.7	3.6	5.2	7.2

Net loss attributable to the Company	(52.0)	(99.8)	(76.3)	(90.4)	(37.9)
Other comprehensive income (loss)	103.4	(68.2)	61.4	85.2	79.6

Comprehensive income (loss)	51.4	(168.0)	(14.9)	(5.2)	41.7
Less amount attributable to noncontrolling interest	(3.9)	(4.7)	(5.4)	(1.1)	(8.2)

Comprehensive income (loss) attributable to the Company	55.3	(163.3)	(9.5)	(4.1)	49.9

Cash Flow Data:
Capital expenditures	$57.5	$66.7	$38.2	$32.5	$63.2
Net cash provided by operating activities	39.5	57.2	7.0	2.9	43.6
Net cash used for investing activities	(45.1)	(61.3)	(39.5)	(23.6)	(61.0)
Net cash provided by (used for) financing activities	(26.4)	(55.2)	45.1	6.7	12.0
Other Financial Data:
Revenue (before impact of foreign exchange fluctuations) (1)(2)	$1,395.0	$1,347.8	$1,040.1	$1,004.2	n/a
EBITDA (3)	172.0	141.0	68.5	81.2	159.3
OIBDAN (3)	161.9	151.8	67.7	77.5	152.1
OIBDAN (before impact of foreign exchange fluctuations) (1)(2)(3)	166.9	151.8	81.0	77.5	n/a
Adjusted EBITDA (3)	201.1	198.9	n/a	n/a	192.8
Capital expenditures (before impact of foreign exchange fluctuations) (2)	$57.0	66.7	44.7	32.5	n/a
Ratio of senior debt to Adjusted EBITDA after giving pro forma effect to the notes offered hereby (3)(4)					1.2:1

	December 31, (audited)		September 30, (unaudited)
(U.S. dollars in millions)	2014	2013	2015	2014
Balance Sheet Data (at end of period):
Cash and cash equivalents	$43.9	$80.9	$52.7	$64.6
Current assets	471.1	542.7	457.0	488.6
Property, plant and equipment—net	397.3	490.9	337.3	419.0
Total assets	1,182.4	1,426.3	1,082.1	1,247.7
Current liabilities	417.4	475.4	392.2	442.3
Related party subordinated notes payable	1,745.1	1,983.3	1,923.7	1,836.2
Shareholder’s deficit	1,080.1	1,145.9	1,336.1	1,124.1

(1)	Excluding the $163.0 million impact from fluctuations in foreign exchange, revenue increased $36.0 million, or 3.6%, during the nine months ended September 30, 2015 compared to the same period of 2014. Excluding the $13.3 million impact from fluctuations in foreign exchange rates, revenues increased $47.2 million, or 3.5%, in the year-ended December 31, 2014 compared to the same period of 2013.
Excluding the $13.3 million impact from fluctuations in foreign exchange, OIBDAN increased $3.5 million, or 4.5%, during the nine months ended September 30, 2015 compared to the same period in 2014. Excluding the $5.0 million impact from fluctuations in foreign exchange rates, OIBDAN increased $15.1 million, or 9.9%, in the year ended December 31, 2014 compared to the same period of 2013.
(2)	The impact of foreign exchange fluctuations is calculated by applying the prior comparative period foreign currency exchange rates to the current applicable period financial data in local currencies.
(3)	We define EBITDA as consolidated net income (loss) before interest expense, net, income tax (benefit) expense, depreciation and amortization. We define OIBDAN as EBITDA adjusted for share-based compensation expense and the following line items presented in our Consolidated Statements of Comprehensive Income (Loss): Other operating income, net; Equity in (earnings) loss of nonconsolidated affiliates; Other (income) expense, net; and impairment charges. We define Adjusted EBITDA as OIBDAN adjusted for costs incurred in connection with severance, retention charges and other permitted activities, non-cash charges, management and advisory fees and other items. Each of EBITDA, OIBDAN and Adjusted EBITDA is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDA, OIBDAN and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under GAAP. We believe that EBITDA, OIBDAN and Adjusted EBITDA provide investors with helpful information with respect to our operations. We present EBITDA, OIBDAN and Adjusted EBITDA to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements.

The following table summarizes the calculation of our historical EBITDA, OIBDAN and Adjusted EBITDA and provides a reconciliation to our consolidated net loss for the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30,		Twelve Months Ended September 30, 2015
(U.S. dollars in millions)	2014	2013	2015	2014

Consolidated net loss	$(43.2)	$(90.1)	$(72.7)	$(85.2)	$(30.7)
Interest expense, net	72.1	69.5	51.4	55.6	67.9
Income tax expense	4.2	14.6	3.5	4.3	3.4
Depreciation and amortization	138.9	147.0	86.3	106.5	118.7

EBITDA	$172.0	$141.0	$68.5	$81.2	$159.3

Share-based compensation	2.6	2.7	1.8	1.9	2.5
Other operating income, net	(4.5)	(4.2)	(5.1)	(1.6)	(8.0)
Equity in (earnings) loss of nonconsolidated affiliates	(2.0)	3.6	1.9	(2.5)	2.4
Other (income) expense, net	(6.2)	(2.0)	0.6	(1.5)	(4.1)
Impairment charges	—	10.7	—	—	—

OIBDAN	$161.9	$151.8	$67.7	$77.5	$152.1

Costs incurred in connection with severance, retention charges and other permitted activities	19.2	30.5	n/a	n/a	23.8
Non-cash charges (a)	18.5	14.6	n/a	n/a	15.4
Management and advisory fees (b)	1.4	1.8	n/a	n/a	1.5
Other items (c)	0.1	0.2	n/a	n/a	—

Adjusted EBITDA	$201.1	$198.9	n/a	n/a	$192.8

(a)	Represents $16.0 million, $18.3 million and $15.7 million, respectively, of straight-line rent adjustments and $2.5 million, $(3.7) million and $(0.3) million, respectively, of adjustments related to changes in accruals.
(b)	Represents our portion of the management fees payable to iHeartCommunications and Parent for management, monitoring, consulting, transaction and advisory fees and related expenses.
(c)	Represents the net amount of any other non-cash activity not otherwise included in the calculation of EBITDA required to be deducted from Adjusted EBITDA.
(4)	Does not reflect indebtedness outstanding under the related party subordinated notes payable. See “Certain Relationships and Related Party Transactions—Related Party Subordinated Notes Payable” for further information regarding the related party subordinated notes payable.

SELECTED ISSUER, GUARANTOR AND NON-GUARANTOR FINANCIAL DATA

Certain of the Issuer’s subsidiaries organized under the laws of Belgium, England and Wales, the Netherlands, Sweden and Switzerland will guarantee the notes. Certain other subsidiaries of the Issuer organized under all jurisdictions where we conduct operations will not guarantee the notes. See “Business—Advertising Inventory,” for a list of all the jurisdictions where we conduct operations. The following tables set forth selected separate historical financial data for the Issuer, the guarantors and non-guarantor subsidiaries as of and for the years ended December 31, 2014 and 2013 and the nine months ended September 30, 2015. The selected historical financial data as of and for the years ended December 31, 2014 and 2013 are derived from our audited consolidated financial statements and related notes included elsewhere in this offering circular. The selected historical financial data as of and for the nine months ended September 30, 2015 are derived from our unaudited consolidated financial statements and related notes included elsewhere in this offering circular. Historical results are not necessarily indicative of the results to be expected for future periods.

Because this offering circular relates to an offering that is exempt from registration under the Securities Act, the financial information included herein is not intended to comply with the requirements of Regulation S-X under the Securities Act and the rules and regulations of the SEC promulgated thereunder. Specifically, we have not included any separate financial statements for the guarantors or a footnote to the Issuer’s consolidated financial statements showing financial information for the Issuer, the guarantors and the non-guarantor subsidiaries as would be required if the Issuer were registering the notes with the SEC. The information set forth below will be the only information presenting separate financial data for the Issuer, the guarantors and the non-guarantors that you will receive.

You should read the information presented below in conjunction with our historical consolidated financial statements and related notes included elsewhere in this offering circular, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Nine Months Ended September 30, 2015
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries		Eliminations	Consolidated
(U.S. dollars in millions)			Europe	Non- Europe (1)
Results of Operations Data:
Revenue	$—	$358.5	$421.2	$97.4	$—	$877.1
Operating expenses	0.3	324.0	402.2	84.7	—	811.2
Depreciation and amortization	—	33.4	45.3	7.6	—	86.3
Impairment charges	—	—	—	—	—	—
Other operating (expense) income	—	2.5	2.6	—	—	5.1

Operating income (loss)	(0.3)	3.6	(23.7)	5.1	—	(15.3)

Other Financial Data:
Revenue	$—	$358.5	$421.2	$97.4	$—	$877.1
Operating expenses	0.3	324.0	402.2	84.7	—	811.2
Noncash compensation	—	—	1.8	—	—	1.8

OIBDAN (2)	(0.3)	34.5	20.8	12.7	—	67.7

Captial expenditures	$—	$19.1	$16.6	$2.5	$—	$38.2

Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$21.5	$16.2	$15.0	$—	$52.7
Current assets	—	175.6	225.3	56.1	—	457.0
Property, plant and equipment, net	—	120.1	181.0	36.2	—	337.3
Eliminations of intercompany investments	(418.0)	371.8	191.4	41.4	(186.6)	—
Total assets	(418.0)	794.0	725.6	167.1	(186.6)	1,082.1
Current liabilities	0.1	149.1	211.5	31.5	—	392.2
Long-term debt, net of current maturities	909.6	1,014.1	—	—	—	1,923.7

(1)	Includes subsidiaries organized under the laws of Australia, New Zealand and Singapore and certain other immaterial or dormant subsidiaries.
(2)	For a definition of OIBDAN and a reconciliation to consolidated net loss, see the section entitled “Summary Consolidated Historical Financial Data” in this offering circular.

	Year Ended December 31, 2014
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries		Eliminations	Consolidated
(U.S. dollars in millions)			Europe	Non- Europe (1)
Results of Operations Data:
Revenue	$—	$540.3	$689.5	$151.9	$—	$1,381.7
Operating expenses	0.5	461.2	636.9	123.8	—	1,222.4
Depreciation and amortization	—	45.5	82.3	11.1	—	138.9
Impairment charges	—	—	—	—	—	—
Other operating (expense) income	—	1.3	3.3	(0.1)	—	4.5

Operating income (loss)	(0.5)	34.9	(26.4)	16.9	—	24.9

Other Financial Data:
Revenue	$—	$540.3	$689.5	$151.9	$—	$1,381.7
Operating expenses	0.5	461.2	636.9	123.8	—	1,222.4
Noncash compensation	—	—	2.6	—	—	2.6

OIBDAN (2)	(0.5)	79.1	55.2	28.1	—	161.9

Captial expenditures	$—	$25.9	$24.0	$7.6	$—	$57.5

Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$17.3	$15.1	$11.5	$—	$43.9
Current assets	—	155.0	261.4	54.7	—	471.1
Property, plant and equipment, net	—	131.8	219.9	45.6	—	397.3
Eliminations of intercompany investments	(188.3)	438.1	205.6	37.1	(492.5)	—
Total assets	(188.3)	851.0	834.1	178.1	(492.5)	1,182.4
Current liabilities	(0.8)	139.3	248.0	30.9	—	417.4
Long-term debt, net of current maturities	886.3	858.8	—	—	—	1,745.1

(1)	Includes subsidiaries organized under the laws of Australia, New Zealand and Singapore and certain other immaterial or dormant subsidiaries.
(2)	For a definition of OIBDAN and a reconciliation to consolidated net loss, see the section entitled “Summary Consolidated Historical Financial Data” in this offering circular.

	Year Ended December 31, 2013
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries		Eliminations	Consolidated
(U.S. dollars in millions)			Europe	Non- Europe (1)
Results of Operations Data:
Revenue	$—	$515.7	$669.3	$162.8	$—	$1,347.8
Operating expenses	0.3	445.4	623.1	129.9	—	1,198.7
Depreciation and amortization	—	46.0	88.8	12.2	—	147.0
Impairment charges	—	—	10.7	—	—	10.7
Other operating (expense) income	—	2.5	0.4	1.3	—	4.2

Operating income (loss)	(0.3)	26.8	(52.9)	22.0	—	(4.4)

Other Financial Data:
Revenue	$—	$515.7	$669.3	$162.8	$—	$1,347.8
Operating expenses	0.3	445.4	623.1	129.9	—	1,198.7
Noncash compensation	—	—	2.7	—	—	2.7

OIBDAN (2)	(0.3)	70.3	48.9	32.9	—	151.8

Captial expenditures	$—	$30.3	$33.2	$3.2	$—	$66.7

Balance Sheet Data (at end of period):
Cash and cash equivalents	$0.1	$43.3	$22.6	$14.9	$—	$80.9
Current assets	0.1	207.6	277.3	57.7	—	542.7
Property, plant and equipment, net	—	152.3	288.8	49.8	—	490.9
Eliminations of intercompany investments	(160.3)	440.1	124.9	25.7	(430.4)	—
Total assets	(160.2)	959.8	858.6	198.5	(430.4)	1,426.3
Current liabilities	(0.9)	175.3	261.0	40.0	—	475.4
Long-term debt, net of current maturities	979.4	1,003.9	—	—	—	1,983.3

(1)	Includes subsidiaries organized under the laws of Australia, New Zealand and Singapore and certain other immaterial or dormant subsidiaries.
(2)	For a definition of OIBDAN and a reconciliation to consolidated net loss, see the section entitled “Summary Consolidated Historical Financial Data” in this offering circular.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the information included under “Summary Historical Consolidated Financial Data” and the consolidated financial statements and related notes included elsewhere in this offering circular. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Forward-Looking Statements” and “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on a consolidated basis.

Description of Our Business

Our revenue is derived from selling advertising space on the displays we own or operate in key markets in Europe, Australia, New Zealand and Singapore, consisting primarily of billboards, street furniture, retail displays and transit displays. Part of our long-term strategy is to introduce digital displays, including LCDs and LEDs, in addition to traditional methods of displaying our clients’ advertisements. We have installed these technologies in the majority of our markets. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

Management typically monitors our business by reviewing the average rates, average revenue per display, occupancy and inventory levels of each of our display types by market.

Our advertising rates generally are based directly or indirectly on the gross ratings points of a display or group of displays. In some of the countries where we have operations, the number of impressions delivered by a display is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management reviews the operating results from our operations on a constant currency basis using the U.S. dollar as the reporting currency. A constant currency basis allows for comparison of operations independent of foreign exchange movements.

Our use of display inventory is typically rented to clients through network packages, with client contract terms typically ranging from one to two weeks with terms of up to one year or longer available as well. Contracts with municipal and transit authorities for the right to place our street furniture and transit displays typically provide for terms ranging from two to 15 years. These contracts typically require us to provide the municipality with a broad range of metropolitan amenities in exchange for which we are authorized to sell advertising space on certain sections of the structures we erect in the public domain. The regulatory environment for billboards and competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our business, may result in higher site lease costs in our business.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture, retail display and transit display contracts and (iv) selling, general and administrative expenses. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs, electricity costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one year to ten years.

Macroeconomic Indicators

Our advertising revenue is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP. Additionally, our results are impacted by fluctuations in foreign currency exchange rates as well as the economic conditions in the markets in which we have operations.

Relationship with iHeartCommunications

There are several agreements which govern our relationship with Parent and Parent’s relationship with iHeartCommunications including a Master Agreement, Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement, which relate to corporate, employee, tax and other services provided by iHeartCommunications. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of this offering circular, no notice of termination of any of these agreements has been received from iHeartCommunications.

Under the Corporate Services Agreement, iHeartCommunications provides management services to Parent and its subsidiaries, including us. These services are allocated to us based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the nine months ended September 30, 2015 and 2014 and the years ended December 31, 2014 and 2013, we recorded approximately $3.5 million, $3.6 million, $4.8 million and $6.1 million, respectively, as a component of corporate expenses for these services.

Other Related Party Agreements

As part of a license agreement between Outdoor Management Services, Inc., an indirect wholly-owned subsidiary of Parent, we are charged a royalty fee to license intellectual property, copyrights, trademarks and other intangible assets, which are held by iHM Identity, Inc., a direct wholly-owned subsidiary of iHeartCommunications. For the nine months ended September 30, 2015 and 2014 and the years ended December 31, 2014 and 2013, we were charged royalty fees of $10.4 million, $15.4 million, $15.1 million and $8.1 million, respectively, in relation to this agreement, which is included in selling, general and administrative expenses.

We are a subsidiary of Parent, a publicly traded company. As a result, we incur certain costs related to quarterly and annual reporting in order for Parent to comply with SEC reporting requirements. In addition, we incur costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent. Such costs are charged back to Parent on a quarterly basis based on the time incurred by our employees to perform the work. The fees that were charged to Parent in relation to these services during the nine months ended September 30, 2015 and 2014 and the years ended December 31, 2014 and 2013 were $15.9 million, $14.8 million, 20.4 million and $16.8 million, respectively, which are included as a reduction in corporate expenses.

Results of Operations

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014 Consolidated Results of Operations

The comparison of our results of operations for the nine months ended September 30, 2015 and 2014 is as follows:

	Nine Months Ended
	September 30,		%
(U.S. dollars in thousands)	2015	2014	Change
Revenue	$877,148	$1,004,179	(12.7%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	593,203	678,385	(12.6%)
Selling, general and administrative expenses (excludes depreciation and amortization)	199,654	226,364	(11.8%)
Corporate expenses (excludes depreciation and amortization)	18,358	23,789	(22.8%)
Depreciation and amortization	86,322	106,576	(19.0%)
Other operating income, net	5,063	1,609	214.7%

Operating income (loss)	(15,326)	(29,326)	(47.7%)
Interest expense, net	51,382	55,511
Equity in earnings (loss) of nonconsolidated affiliates	(1,939)	2,482
Other income (loss), net	(560)	1,496

Loss before income taxes	(69,207)	(80,859)
Income tax expense	(3,468)	(4,351)

Consolidated net loss	(72,675)	(85,210)
Less amount attributable to noncontrolling interest	3,628	5,232

Net loss attributable to the Company	$(76,303)	$(90,442)

Consolidated Revenue

Revenue decreased $127.0 million during the nine months ended September 30, 2015 compared to the same period of 2014. Excluding the $163.0 million impact from movements in foreign exchange rates, revenue increased $36.0 million during the nine months ended September 30, 2015 compared to the same period of 2014 primarily driven by new contracts and higher occupancy in certain European countries, including Italy, Norway, Sweden and the United Kingdom, as well as growth in Australia, partially offset by decreases in certain countries, including France and Denmark.

Consolidated Direct Operating Expenses

Direct operating expenses decreased $85.2 million during the nine months ended September 30, 2015 compared to the same period of 2014. Excluding the $108.6 million impact from movements in foreign exchange rates, direct operating expenses increased $23.4 million during the nine months ended September 30, 2015 compared to the same period of 2014 primarily as a result of higher variable costs associated with higher revenue, as well as site lease termination fees incurred in connection with strategic efficiency initiatives.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses decreased $26.7 million during the nine months ended September 30, 2015 compared to the same period of 2014. Excluding the $37.9 million impact from movements in foreign exchange rates, SG&A expenses increased $11.2 million during the nine months ended

September 30, 2015 compared to the same period of 2014 primarily due to higher compensation expense, including commissions in connection with higher revenues.

Corporate Expenses

Corporate expenses decreased $5.4 million during the nine months ended September 30, 2015 compared to the same period of 2014. Excluding the $3.1 million impact from movements in foreign exchange rates, corporate expenses decreased $2.3 million during the nine months ended September 30, 2015 compared to the same period of 2014 primarily due to lower spending for strategic efficiency initiatives as well as savings from past efficiency initiatives.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $14.6 million and $13.6 million incurred in connection with our strategic revenue and efficiency initiatives during the nine months ended September 30, 2015 and 2014, respectively. The costs were incurred to improve revenue growth, enhance yield, reduce costs and organize each business to maximize performance and profitability. These costs consist primarily of consolidation of locations and positions, severance related to workforce initiatives, consulting expenses and other costs incurred in connection with improving our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.

Of these costs, during the nine months ended September 30, 2015, $6.8 million were reported within direct operating expenses, $2.3 million were reported within SG&A and $5.5 million were reported within corporate expense compared to $1.1 million, $3.8 million and $8.7 million, respectively, in 2014.

Depreciation and Amortization

Depreciation and amortization decreased $20.3 million for the nine months ended September 30, 2015 compared to the same period in 2014. The decrease was primarily due to the impact from movements in foreign exchange rates and assets becoming fully depreciated or amortized.

Other Operating Income, Net

Other operating income, net of $5.1 million and $1.6 million for the nine months ended September 30, 2015 and 2014, respectively, primarily related to the proceeds from the disposal of operating and fixed assets.

Interest Expense, Net

Interest expense, net decreased $4.1 million for the nine months ended September 30, 2015 compared to the same period in 2014 primarily due to lower average outstanding balances on related party subordinated notes payable.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $1.9 million for the nine months ended September 30, 2015 included the loss from our equity investments.

Equity in earnings of nonconsolidated affiliates of $2.5 million for the nine months ended September 30, 2015 included the earnings from our equity investments.

Income Tax Benefit (Expense)

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.

The effective tax rates for the nine months ended September 30, 2015 and September 30, 2014 were (5.0)% and (5.4)% respectively. The effective rates were primarily impacted by our inability to record tax benefits on tax losses in certain jurisdictions due to the uncertainty of the ability to utilize those losses in future years. In addition, the effective tax rates were impacted by the timing and mix of earnings in the various jurisdictions in which we operate.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013 Consolidated Results of Operations

The comparison of our results of operations for the years ended December 31, 2014 and 2013 is as follows:

	Years Ended
	December 31,		%
(U.S. dollars in thousands)	2014	2013	Change
Revenue	$1,381,653	$1,347,759	2.5%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	897,136	888,917	0.9%
Selling, general and administrative expenses (excludes depreciation and amortization)	294,353	277,451	6.1%
Corporate expenses (excludes depreciation and amortization)	30,880	32,345	(4.5%)
Depreciation and amortization	138,878	146,966	(5.5%)
Impairment	—	10,684	(100.0%)
Other operating income, net	4,539	4,173	8.8%

Operating income (loss)	24,945	(4,431)	(663.0%)
Interest expense, net	72,147	69,457
Equity in earnings (loss) of nonconsolidated affiliates	2,038	(3,588)
Other income, net	6,176	1,971

Loss before income taxes	(38,988)	(75,505)
Income tax expense	(4,244)	(14,618)

Consolidated net loss	(43,232)	(90,123)
Less amount attributable to noncontrolling interest	8,814	9,708

Net loss attributable to the Company	$(52,046)	$(99,831)

Consolidated Revenue

Revenue increased $33.9 million in 2014 compared to 2013. Excluding the $13.3 million impact from movements in foreign exchange rates, revenues increased $47.2 million compared to 2013 primarily driven by new contracts and increased occupancy in certain European countries including Italy, particularly due to a new contract for the Rome airports, as well as Sweden, France and the United Kingdom.

Consolidated Direct Operating Expenses

Direct operating expenses increased $8.2 million in 2014 compared to 2013. Excluding the $6.2 million impact from movements in foreign exchange rates, direct operating expenses increased $14.4 million compared to 2013 primarily as a result of higher variable costs associated with new contracts, including the Rome airports contract in Italy.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased $16.9 million in 2014 compared to 2013. Excluding the $4.4 million impact from movements in foreign exchange rates, SG&A expenses increased $21.3 million compared to 2013 primarily due to higher compensation expense, including commissions, in connection with higher revenues, as well as higher litigation expenses.

Corporate Expenses

Corporate expenses decreased $1.5 million in 2014 compared to 2013. Excluding the $2.3 million impact from movements in foreign exchange rates, corporate expenses decreased $3.8 million compared to 2013 primarily due to an increase in stewardship fees charged back to Parent. See footnote 5 to the consolidated financial statements for the years ended December 31, 2014 and 2013 included in this offering circular.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $17.5 million and $27.3 million incurred in connection with our strategic revenue and efficiency initiatives during 2014 and 2013, respectively. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of consolidation of locations and positions, severance related to workforce initiatives, consulting expenses and other costs incurred in connection with improving our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.

Of these costs, during 2014, $1.8 million are reported within direct operating expenses, $4.8 million are reported within SG&A and $10.9 million are reported within corporate expense compared to $6.6 million, $9.9 million and $10.8 million, respectively, in 2013.

Depreciation and Amortization

Depreciation and amortization decreased $8.1 million during 2014 compared to 2013 primarily due to assets becoming fully depreciated or amortized and the impact of movements in foreign exchange rates.

Impairment Charges

We performed our annual impairment tests as of October 1, 2014 and 2013 on our goodwill and other intangible assets and recorded impairment charges of $0.0 million and $10.7 million, respectively. The impairment charge during 2013 related to a decline in the estimated fair value of one country.

Other Operating Income, Net

Other operating income, net of $4.5 million in 2014 and $4.2 million in 2013 was primarily related to the proceeds from the disposal of operating and fixed assets.

Interest Expense, Net

Interest expense, net increased $2.7 million in 2014 compared to 2013 primarily due to the higher average outstanding balances on related party subordinated notes payable.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in earnings of nonconsolidated affiliates of $2.0 million for 2014 included the earnings from our equity investments.

Equity in loss of nonconsolidated affiliates of $3.6 million for 2013 included the loss from our equity investments.

Income Tax Benefit (Expense)

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.

The effective tax rates for the years ended December 31, 2014, and December 31, 2013 were (10.9)% and (19.4)% respectively. The effective rates were primarily impacted by our inability to record tax benefits on tax losses in certain jurisdictions due to the uncertainty of the ability to utilize those losses in future years. In addition, the effective tax rates were impacted by the timing and mix of earnings in the various jurisdictions in which we operate. For tax year ended December 31, 2014, the effective tax rate was further impacted by the expiration of statutes of limitations to assess taxes in the United Kingdom causing us to record $18.5 million in net tax benefits associated with a decrease in unrecognized tax benefits.

Liquidity and Capital Resources

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014 Cash Flows

The following discussion highlights our cash flow activities during the nine months ended September 30, 2015 and 2014.

	Nine Months Ended September 30,
(U.S. dollars in thousands)	2015	2014
Cash provided by (used for):
Operating activities	$7,030	$2,917
Investing activities	(39,507)	(23,613)
Financing activities	45,104	6,704

Operating Activities

Cash provided by operating activities during the nine months ended September 30, 2015 was $7.0 million compared to $2.9 million during the nine months ended September 30, 2014. Our consolidated net loss included $80.3 million and $99.4 million of non-cash items during the nine months ended September 30, 2015 and 2014, respectively. Non-cash items affecting our net loss include depreciation and amortization, deferred taxes, provision for doubtful accounts, share-based compensation, loss on sale of operating assets, equity in income (loss) of equity method investees and other reconciling items, net as presented on the face of the consolidated statement of cash flows. Cash provided by operating activities includes $51.4 million and $55.5 million of interest expense, net, for the nine months ended September 30, 2015 and 2014, respectively, primarily related to interest incurred on related party subordinated notes payable.

Investing Activities

Cash used for investing activities of $39.5 million during the nine months ended September 30, 2015 primarily reflected capital expenditures of $38.2 million for billboards and street furniture advertising structures, partially offset by proceeds from sales of operating and fixed assets.

Cash used for investing activities of $23.6 million during the nine months ended September 30, 2014 primarily reflected capital expenditures of $32.5 million for billboard and street furniture advertising structures, partially offset by proceeds from sales of operating and fixed assets.

Financing Activities

Cash provided by financing activities of $45.1 million during the nine months ended September 30, 2015 primarily reflected net transfers from Parent, partially offset by net payments made on related party subordinated notes payable.

Cash provided by financing activities of $6.7 million during the nine months ended September 30, 2014 primarily reflected net transfers from Parent, partially offset by net payments made on related party subordinated notes payable.

Cash Paid for Interest on Related Party Subordinated Notes Payable

During the nine months ended September 30, 2015 and 2014, we made cash payments of $0.0 million and $20.1 million, respectively in relation to interest incurred on related party subordinated notes payable.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

The following discussion highlights our cash flow activities during the years ended December 31, 2014 and 2013.

	Years Ended December 31,
(U.S. dollars in thousands)	2014	2013
Cash provided by (used for):
Operating activities	$39,452	$57,243
Investing activities	(45,095)	(61,268)
Financing activities	(26,407)	(55,210)

Operating Activities

Cash provided by operating activities in 2014 was $39.5 million compared to $57.2 million in 2013. Our consolidated net loss included $129.9 million of non-cash items in 2014. Our consolidated net loss in 2013 included $149.9 million of non-cash items. Non-cash items affecting our net loss include depreciation and amortization, deferred taxes, provision for doubtful accounts, share-based compensation, loss on marketable securities, gain on disposal of operating assets, equity loss of equity method investees and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The decrease in cash provided by operating activities can be partially attributed to changes in working capital balances, particularly accrued expenses and accounts receivable, resulting from the timing of payments. Cash provided by operating activities includes $72.1 million and $69.5 million of interest expense, net, for the years ended December 31, 2014 and 2013, respectively, primarily related to interest incurred on related party subordinated notes payable.

Investing Activities

Cash used for investing activities of $45.1 million in 2014 primarily reflected capital expenditures of $57.5 million related to purchases of billboard and street furniture advertising structures. Partially offsetting cash used for investing activities were proceeds from the sale of our 49% interest in Buspak, a bus advertising company in Hong Kong, and sales of operating and fixed assets.

Cash used for investing activities of $61.3 million in 2013 primarily reflected capital expenditures of $66.7 million related to purchases of billboard and street furniture, and the renewal of existing contracts. Partially offsetting cash used for investing activities were proceeds from sales of operating and fixed assets.

Financing Activities

Cash used for financing activities of $26.4 million in 2014 primarily reflected net payments made on related party subordinated notes payable, partially offset by net transfers from related parties.

Cash used for financing activities of $55.2 million in 2013 primarily reflects payments made to repurchase noncontrolling interests of $61.1 million, partially offset by proceeds from issuance of related party subordinated notes payable.

Cash Paid for Interest on Related Party Subordinated Notes Payable

During the years ended December 31, 2014 and 2013, we made cash payments of $48.4 million and $72.7 million, respectively, in relation to interest incurred on related party subordinated notes payable.

Anticipated Cash Requirements

Our primary source of liquidity is cash on hand and cash flow from operations. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand and cash flows from operations will enable us to meet our working capital, capital expenditure and other funding requirements. We believe our long-term plans, which include promoting outdoor media spending and capitalizing on our diverse geographic and product opportunities, including the continued deployment of digital displays, will enable us to continue to generate cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements, and that we will be able to consummate liquidity-generating transactions in a timely manner and on terms acceptable to us. Our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. At September 30, 2015, we had $52.7 million of cash on our balance sheet, all of which is readily convertible into foreign currencies, including the U.S. dollar. Our policy is to permanently reinvest the earnings of our subsidiaries as these earnings generally remain in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries were needed to fund operations in the United States, Parent has the ability to cause us to make distributions and repatriate available funds.

Our ability to fund our working capital, capital expenditures and other obligations depends on our future operating performance and cash from operations and other liquidity-generating transactions. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. We may not be able to secure any such additional financing on terms favorable to us or at all.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

Cash Management Arrangement

iHeartCommunications provides cash management services to us and Parent. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and to maintain the continued function of such subsidiaries’ businesses. The amount of any cash that is distributed is determined on a basis mutually agreeable to us and iHeart Communications, and not on a pre-determined basis. Excess cash from our operations which is distributed to iHeartCommunications is applied against principal or accrued interest on the subordinated notes payable to subsidiaries of Parent, including Clear Channel CV.

Related Party Subordinated Notes Payable

As of September 30, 2015, December 31, 2014 and December 31, 2013, we had related party subordinated notes payable balances outstanding of $1.9 billion, $1.7 billion and $2.0 billion, respectively. The unsecured subordinated notes payable are owed to other wholly-owned subsidiaries of Parent and bear interest at 3.40%—3.75% plus three-month EUR, GBP or USD LIBOR. Borrowings under the related party subordinated notes payable are used for general corporate purposes. In connection with this offering, and immediately prior to the closing, the Issuer and its wholly-owned subsidiary will subordinate the notes payable to the notes offered hereby, capitalize all accrued interest and all future interest due thereunder as additional principal thereof, and fix their maturity date to December 15, 2022. In addition, interest on the subordinated notes payable will increase to a rate higher than that of the notes offered hereby to reflect the relative priority of the subordinated notes payable as compared to the notes offered hereby.

Subsidiary Credit Facilities

Certain of our subsidiaries are the primary borrowers under various credit and overdraft facilities with European banks. These facilities are denominated primarily in Euros. As of September 30, 2015, there were no borrowings outstanding under these facilities and there were approximately $5.8 million available for borrowings.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. See “Business—Legal Proceedings”.

Seasonality

Typically, we experience our lowest financial performance in the first quarter of the calendar year, resulting in a loss from operations in that period. We typically experience our strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future.

Market Risk

We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates and inflation.

Foreign Currency Exchange Rate Risk

We have operations in several countries in Europe and in Australia, New Zealand and Singapore. Operations in these countries are measured in their local currencies, and our consolidated financial statements are presented in U.S. dollars. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss for the twelve months ended December 31, 2014 by $4.3 million. A 10% decrease in the value of the U.S. dollar relative to foreign currencies during the twelve months ended December 31, 2014 would have increased our net loss by corresponding amounts.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

PART I—FINANCIAL INFORMATION

Item 1.	Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)	September 30, 2015 (unaudited)	December 31, 2014
CURRENT ASSETS
Cash and cash equivalents	$52,710	$43,938
Accounts receivable, net of allowance of $11,805 in 2015 and $15,661 in 2014	310,917	342,822
Prepaid expenses	58,630	47,357
Inventory	19,675	21,158
Other current assets	15,094	15,801

Total Current Assets	457,026	471,076
PROPERTY, PLANT AND EQUIPMENT
Structures, net	242,415	287,195
Other property, plant and equipment, net	94,863	110,107
INTANGIBLE ASSETS AND GOODWILL
Intangible assets, net	27,925	47,050
Goodwill	217,105	232,539
OTHER ASSETS
Related party notes receivable	5,113	4,681
Other assets	37,693	29,724

Total Assets	$1,082,140	$1,182,372

CURRENT LIABILITIES
Accounts payable	$65,620	$69,978
Accrued expenses	271,597	305,658
Deferred income	54,966	41,775

Total Current Liabilities	392,183	417,411

Related party notes payable	1,923,700	1,745,056
Other long-term liabilities	102,374	99,966

Commitments and contingent liabilities (Note 6)
SHAREHOLDER’S DEFICIT
Noncontrolling interest	31,082	36,986
Parent Company’s net investment	(1,669,214)	(1,331,492)
Accumulated other comprehensive income	302,015	214,445

Total Shareholder’s Deficit	(1,336,117)	(1,080,061)

Total Liabilities and Shareholder’s Deficit	$1,082,140	$1,182,372

See Notes to Unaudited Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)	Nine Months Ended September 30,
	2015	2014
Revenue	$877,148	$1,004,179
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	593,203	678,385
Selling, general and administrative expenses (excludes depreciation and amortization)	199,654	226,364
Corporate expenses (excludes depreciation and amortization)	18,358	23,789
Depreciation and amortization	86,322	106,576
Other operating income, net	5,063	1,609

Operating loss	(15,326)	(29,326)
Interest expense, net	51,382	55,511
Equity in earnings (loss) of nonconsolidated affiliates	(1,939)	2,482
Other income (expense), net	(560)	1,496

Loss before income taxes	(69,207)	(80,859)
Income tax expense	(3,468)	(4,351)

Consolidated net loss	(72,675)	(85,210)
Less amount attributable to noncontrolling interest	3,628	5,232

Net loss attributable to the Company	$(76,303)	$(90,442)

Other comprehensive income, net of tax:
Foreign currency translation adjustments	61,405	85,220
Unrealized gain on marketable securities	25	8

Other comprehensive income	61,430	85,228

Comprehensive loss	(14,873)	(5,214)
Less amount attributable to noncontrolling interest	(5,386)	(1,118)

Comprehensive loss attributable to the Company	$(9,487)	$(4,096)

See Notes to Unaudited Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(In thousands)	2015	2014
Cash flows from operating activities:
Consolidated net loss	$(72,675)	(85,210)
Reconciling items:
Depreciation and amortization	86,322	106,576
Deferred taxes	(7,883)	(6,196)
Provision for doubtful accounts	2,808	2,895
Share-based compensation	1,817	1,929
Gain on sale of operating assets	(5,063)	(1,609)
Equity in (earnings) loss of nonconsolidated affiliates	1,939	(2,482)
Other reconciling items, net	357	(1,673)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	2,530	18,364
Decrease in accrued expenses	(11,687)	(13,881)
Decrease in accounts payable	(529)	(4,149)
Increase in deferred income	16,929	12,119
Changes in other operating assets and liabilities	(7,835)	(23,766)

Net cash provided by operating activities	7,030	2,917

Cash flows from investing activities:
Purchases of property, plant and equipment	(38,216)	(32,512)
Proceeds from disposal of assets	5,411	16,132
Purchases of other operating assets	(1,088)	(156)
Increase in related parties notes receivable, net	(432)	(4,471)
Other, net	(5,182)	(2,606)

Net cash used for investing activities	(39,507)	(23,613)

Cash flows from financing activities:
Net borrowings (payments) on credit facilities	(761)	435
Net transfers from related parties	58,068	25,512
Net payments on related parties notes payable	(8,058)	(13,586)
Dividends and other payments to noncontrolling interests	(4,145)	(5,657)

Net cash provided by financing activities	45,104	6,704
Effect of exchange rate changes on cash	(3,855)	(2,263)

Net increase (decrease) in cash and cash equivalents	8,772	(16,255)
Cash and cash equivalents at beginning of period	43,938	80,892

Cash and cash equivalents at end of period	$52,710	$64,637

Cash paid for interest	—	20,091
Cash paid for income taxes	18,623	14,328

See Notes to Unaudited Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDER’S DEFICIT

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2015	$(1,117,047)	36,986	(1,080,061)
Consolidated net loss	(76,303)	3,628	(72,675)
Dividends and other payments to noncontrolling interests	—	(4,145)	(4,145)
Foreign currency translation adjustments	66,791	(5,386)	61,405
Unrealized holding gain on marketable securities	25	—	25
Net transfers from related parties	58,068	—	58,068
Capitalization of interest on related party notes payable	(300,550)	—	(300,550)
Other, net	1,817	(1)	1,816

Balance, September 30, 2015	$(1,367,199)	$31,082	$(1,336,117)

See Notes to Unaudited Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Business and Basis of Presentation

Nature of Business

Clear Channel Outdoor Holdings, Inc. (“CCOH” or the “Parent Company”) is an outdoor advertising company, which owns and operates advertising display faces in the United States and internationally. CCOH has two reportable business segments: Americas and International. CCOH’s International segment (“CCI”) operates across 22 countries in Europe, Asia, Australia and New Zealand and provides advertising on street furniture and transit displays, billboards, mall displays, SmartBike programs, wallscapes and other displays, which are owned or operated under lease agreements. Clear Channel International B.V. (“CCIBV” or the “Company”) is a subsidiary of the CCI business and consists of CCI operations primarily in Europe, Australia and Singapore. These consolidated financial statements represent the consolidated results of operations, financial position and cash flows of CCIBV.

History

On November 11, 2005, CCOH became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of CCOH’s Class A common stock was sold. Prior to the IPO, CCOH was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. On July 30, 2008, iHeartCommunications completed its merger with a subsidiary of iHeartMedia, Inc. (“iHeartMedia”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). iHeartCommunications is now owned indirectly by iHeartMedia.

Agreements with iHeartCommunications

There are several agreements which govern the Company’s relationship with CCOH, CCI and the CCOH relationship with iHeartCommunications related to corporate, employee, tax and other services. Certain of these costs, as applicable, are allocated to the Company from CCOH. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the issuance of these consolidated financial statements, no notice of termination of any of these agreements has been received from iHeartCommunications.

Basis of Presentation

These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been derived from the accounting records of CCOH using the historical results of operations and historical bases of assets and liabilities of the Company. Assets and liabilities, revenues and expenses that pertain to the Company that are necessary to present these consolidated financial results on a stand-alone basis have been included in these consolidated financial statements. These consolidated financial statements include the results of operations in the following markets: Australia, Belgium, Denmark, Estonia, Finland, France, Holland, Hungary, Ireland, Italy, Latvia, Lithuania, New Zealand, Norway, Poland, Singapore, Spain, Sweden, Switzerland, Turkey and the United Kingdom.

The consolidated financial statements include the accounts of the Company and certain of its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

influence over operating and financial policies of a company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated.

The Company utilizes the services of CCOH and CCI for certain functions, such as certain legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resources services, including various employee benefit programs. The cost of these services has been allocated to CCIBV and included in these consolidated financial statements. CCIBV management considers these allocations to have been made on a reasonable basis. A complete discussion of the relationship with CCOH, including a description of the costs that have been allocated to CCIBV, is included in Note 3, Related Party Transactions to the consolidated financial statements.

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The consolidated financial statements included herein may not be indicative of the financial position, results of operations or cash flows had CCIBV operated as a separate entity during the periods presented or for future periods. As these consolidated financial statements present a portion of the businesses of CCOH, the net assets of CCIBV have been presented as CCOH’s net investment in CCIBV (“Parent Company’s Net Investment”). The Parent Company’s Net Investment includes the accumulated deficit of CCIBV net of cash transfers related to cash management functions performed by CCOH.

New Accounting Standards

During the first quarter of 2015, the Company adopted the Financial Accounting Standards Board’s (“FASB”) ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This update provides guidance for the recognition, measurement and disclosure of discontinued operations. The update is effective for annual periods beginning on or after December 15, 2014 and interim periods within those years. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

During the first quarter of 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810), Amendments to the Consolidation Analysis. This new standard eliminates the deferral of FAS 167, which has allowed entities with interest in certain investment funds to follow the previous consolidation guidance in FIN 46(R) and makes other changes to both the variable interest model and the voting model. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2015. The Company is currently evaluating the impact of the provisions of this new standard on its financial position and results of operations.

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its financial position and results of operations.

Note 2—Property, Plant and Equipment, Intangible Assets and Goodwill

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at September 30, 2015 and December 31, 2014, respectively:

(In thousands)	September 30, 2015 (unaudited)	December 31, 2014
Land, buildings and improvements	$55,626	$59,888
Structures	606,192	663,690
Furniture and other equipment	86,869	92,133
Construction in progress	32,378	35,132

	781,065	850,843
Less: accumulated depreciation	443,787	453,541

Property, plant and equipment, net	$337,278	$397,302

Total depreciation expense related to property, plant and equipment for the nine months ended September 30, 2015 and 2014 was $69.4 million and $79.5 million, respectively.

Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets at September 30, 2015 and December 31, 2014, respectively:

(In thousands)	September 30, 2015 (unaudited)		December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other contractual rights	$273,170	$(245,790)	$321,137	$(274,253)
Other	832	(287)	440	(274)

Total	$274,002	$(246,077)	$321,577	$(274,527)

Total amortization expense related to definite-lived intangible assets for the nine months ended September 30, 2015 and 2014 was $16.9 million and $27.1 million, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years and thereafter for definite-lived intangible assets.

(In thousands)
2016	$10,648
2017	5,516
2018	3,139
2019	1,902
2020 and thereafter	2,098

Goodwill

Annual Impairment Test to Goodwill

Historically, the Company performed its annual impairment test on goodwill as of October 1 of each year. Beginning in the third quarter of 2015, the Company began performing its annual impairment test on July 1 of each year.

Each country in which the Company operates constitutes a separate reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit and discounting such cash flows to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The Company concluded no goodwill impairment charge was required for the nine months ended September 30, 2015 and the nine months ended September 30, 2014.

The following table presents the changes in the carrying amount of goodwill:

(In thousands)
Balance as of December 31, 2014	$232,539
Foreign currency	(15,434)

Balance as of September 30, 2015	$217,105

The beginning balance for December 31, 2014 is net of cumulative impairments of $229.3 million.

Note 3—Related Party Transactions

The Company has unsecured notes payable to and receivables from other wholly-owned subsidiaries of CCOH.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Related Party Notes Payable

Related party notes payable of $1.9 billion and $1.7 billion at September 30, 2015 and December 31, 2014, respectively, consisted of:

(In thousands)	September 30, 2015	December 31, 2014
Note due to Clear Channel CV	$1,922,642	$1,715,449
Other Related Party Notes Payable	1,058	29,607

Total Related Party Notes Payable	$1,923,700	$1,745,056

The Company is the holder of notes, which are payable to other wholly-owned subsidiaries of CCOH. These notes are unsecured and bear interest at varying rates from 3.40% to 3.53% plus three-month EUR, GBP or USD LIBOR.

On February 1, 2015, the Company entered into related party notes payable arrangements to capitalize the Company’s outstanding accumulated interest payable balance, as of that date, incurred on previously-held related party notes. As a result of this transaction, the Parent Company’s net investment decreased by $300.6 million and the related party notes payable increased by the same amount.

Related Party Note Receivables

The Company had one outstanding note receivable balance with one related party, CCO International Holdings BV, at September 30, 2015. The balance is unsecured and repayable on demand. The note bears interest at a fixed rate of 0.28%.

The Company had two outstanding notes receivable balances with two related parties, Procom Publicidad via Publica Ltda (“Clear Channel Chile”) and Clear Channel Outdoor Mexico SA de CV (“Clear Channel Mexico”), at December 31, 2014. The balances are unsecured and repayable on demand. The notes bear interest at 3.65% plus three-month USD LIBOR.

The balances outstanding at September 30, 2015 and December 31, 2014 on these Related party notes receivable are as follows:

(In thousands)	September 30, 2015	December 31, 2014
Note due from CCO International Holdings BV	$5,113	$—
Note due from Clear Channel Chile	—	2,568
Note due from Clear Channel Mexico	—	2,113

Total Related Party Notes Receivable	$5,113	$4,681

Cash Management Arrangement

iHeartCommunications provides cash management services to the Company and our Parent. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. The amount of any cash that is distributed is determined on a basis mutually agreeable to the Company and iHeartCommunications and not on a pre-determined basis.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Excess cash from our operations, which is distributed to iHeartCommunications, is applied against principal or accrued interest on the notes payable to subsidiaries of Parent, including Clear Channel CV. See “Related Party Notes Payable” above.

Management Services

iHeart Communications and CCOH provide management services to the Company, which include, among other things: (i) treasury and other financial related services; (ii) certain executive officer services; (iii) legal and related services; and (iv) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications and CCOH based on headcount, revenue or other factors on a pro rata basis. For the nine months ended September 30, 2015 and 2014, the Company recorded $3.5 million and $3.6 million, respectively, for these services, which is included in Corporate expenses in the Statement of Comprehensive Loss.

Royalty Fee

As part of a license agreement wth Outdoor Management Services, Inc., an indirect wholly-owned subsidiary of CCOH and CCI, the Company is charged a royalty fee to license intellectual property, copyrights, trademarks and other intangible assets, which are held by iHM Identity, Inc., a direct wholly-owned subsidiary of iHeart Communications. For the nine months ended September 30, 2015 and 2014, the Company was charged a royalty fee of $10.4 million and $15.4 million, respectively in relation to this agreement, which is included in Selling, general and administrative expenses in the Statement of Comprehensive Loss.

Stewardship Fee

As described in Note 1, the Company is an indirect wholly-owned subsidiary of CCOH, a publicly traded company. As a result, the Company incurs certain costs related to quarterly and annual reporting in order for the Parent Company to comply with SEC reporting requirements. In addition, the Company incurs costs related to the preparation of budgets, forecasts and other strategic initiatives of the Parent Company. Such costs are charged back to CCOH on a quarterly basis (“Stewardship Fees”) based on the time incurred by employees of the Company to perform the work. Stewardship fees charged to CCOH during the nine months ended September 30, 2015 and 2014 were $15.9 million and $14.8 million, respectively, which are included as a reduction in Corporate expenses in the Statement of Comprehensive Loss.

Tax Services Agreement

Pursuant to the tax services agreement CCOH entered into with iHeartCommunications, the operations of the Company are included in a consolidated federal income tax return filed by iHeartMedia. The Company’s provision for income taxes has been computed on the basis that the operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

Note 4—Asset Retirement Obligation

The Company’s asset retirement obligation is reported in Other long-term liabilities and relates to its obligation to dismantle and remove its advertising displays from leased land and to reclaim the site

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

to its original condition upon the termination or non-renewal of a lease or contract. When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Nine Months Ended September 30, 2014
Balance at January 1, 2014	$26,395
Accretion of liability	1,605
Liabilities settled	(1,556)
Foreign currency	(1,160)

Balance at September 30, 2014	$25,284

Nine Months Ended September 30, 2015
Balance at January 1, 2015	$24,865
Accretion of liability	1,448
Liabilities settled	(1,486)
Foreign currency	(1,075)

Balance at September 30, 2015	$23,752

Note 5—Postretirement Benefit Plans

Certain of the Company’s subsidiaries participate in defined benefit or defined contribution plans that cover substantially all regular employees. The Company deposits funds under various fiduciary-type arrangements or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the defined benefit plans reflect the different economic environments within the various countries.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Defined Benefit Pension Plan Financial Information

The table below presents the components of net periodic cost recognized in the consolidated statement of comprehensive loss:

(In thousands)	Nine Months Ended September 30,
	2015	2014
Service cost	$3,656	$3,361
Interest cost	4,011	4,799
Expected returns on plan assets	(5,439)	(5,425)
Amortization of prior service costs	11	52
Amortization of prior year (gain) loss	345	(77)

Total net periodic cost	$2,584	$2,710

Plan Contributions

It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the company contributes additional amounts as it deems appropriate. The Company contributed $2.0 million and $1.6 million in cash to defined benefit pension plans during the nine months ended September 30, 2015 and 2014, respectively.

Defined Contribution Retirement Plans

The Company’s employees participate in retirement plans administered as a service by third-party administrators. Contributions to these plans of $11.1 million and $12.1 million for the nine months ended September 30, 2015 and 2014, respectively, were recorded as a component of operating expenses.

Note 6—Commitments, Contingencies and Guarantees

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Guarantees

As of September 30, 2015, the Company had outstanding bank guarantees of $45.4 million of which $5.1 million were backed by cash collateral. As of September 30, 2014, the Company had outstanding bank guarantees of $47.4 million of which $6.1 million were backed by cash collateral.

Note 7—Income Taxes

Income Tax Expense

The Company’s income tax expense for the nine months ended September 30, 2015 and 2014, respectively, consisted of the following components:

(In thousands)	Nine Months Ended September 30,
	2015	2014
Current tax expense	$(11,351)	$(10,547)
Deferred tax benefit	7,883	6,196

Income tax expense	$(3,468)	$(4,351)

The effective tax rates for the nine months ended September 30, 2015 and 2014 were (5.0)% and (5.4)%, respectively. The effective rates were primarily impacted by the Company’s inability to record tax benefits on tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years. In addition, the effective tax rates were impacted by the timing and mix of earnings in the various jurisdictions in which the Company operates.

Note 8—Other Information

The following table discloses the components of “Other assets” at:

(In thousands)	September 30, 2015	December 31, 2014
Prepaid expenses	$8,487	$12,711
Deposits	11,223	11,306
Investments	4,344	1,150
Deferred income taxes	9,547	1,291
Other	4,092	3,266

Total other assets	$37,693	$29,724

The following table discloses the components of “Accrued expenses” at:

(In thousands)	September 30, 2015	December 31, 2014
Accrued employee compensation and benefits	$78,715	$76,119
Accrued rent and lease	93,330	102,424
Accrued taxes	14,981	28,861
Accrued other	84,571	98,254

Total accrued expenses	$271,597	$305,658

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table discloses the components of “Other long-term liabilities” at:

(In thousands)	September 30, 2015	December 31, 2014
Unrecognized tax benefits	$19,377	$16,275
Asset retirement obligation (Note 4)	23,752	24,865
Postretirement benefit obligation	40,043	40,121
Other	19,202	18,705

Total other long-term liabilities	$102,374	$99,966

REPORT OF INDEPENDENT AUDITORS

The Directors of Clear Channel International B.V.

We have audited the accompanying consolidated financial statements of Clear Channel International B.V. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013 and the related consolidated statements of comprehensive income (loss), cash flows and shareholder’s deficit for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel International B.V. and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

December 4, 2015

PART I—FINANCIAL INFORMATION

Item 1.	Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)	December 31, 2014	December 31, 2013
CURRENT ASSETS
Cash and cash equivalents	$43,938	$80,892
Accounts receivable, net of allowance of $15,661 in 2014 and $24,225 in 2013	342,822	374,002
Prepaid expenses	47,357	46,754
Inventory	21,158	24,201
Other current assets	15,801	16,857

Total Current Assets	471,076	542,706
PROPERTY, PLANT AND EQUIPMENT
Structures, net	287,195	361,092
Other property, plant and equipment, net	110,107	129,796
INTANGIBLE ASSETS AND GOODWILL
Intangible assets, net	47,050	87,377
Goodwill	232,539	264,907
OTHER ASSETS
Related party notes receivable	4,681	—
Other assets	29,724	40,458

Total Assets	$1,182,372	$1,426,336

CURRENT LIABILITIES
Accounts payable	$69,978	$70,277
Accrued expenses	305,658	348,370
Deferred income	41,775	56,763

Total Current Liabilities	417,411	475,410
Related party notes payable	1,745,056	1,983,330
Other long-term liabilities	99,966	113,543

Commitments and contingent liabilities (Note 8)
SHAREHOLDER’S DEFICIT
Noncontrolling interest	36,986	40,370
Parent Company’s net investment	(1,331,492)	(1,250,632)
Accumulated other comprehensive income	214,445	64,315

Total Shareholder’s Deficit	(1,080,061)	(1,145,947)

Total Liabilities and Shareholder’s Deficit	$1,182,372	$1,426,336

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)	Years Ended December 31,
	2014	2013
Revenue	$1,381,653	$1,347,759
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	897,136	888,917
Selling, general and administrative expenses (excludes depreciation and amortization)	294,353	277,451
Corporate expenses (excludes depreciation and amortization)	30,880	32,345
Depreciation and amortization	138,878	146,966
Impairment loss	—	10,684
Other operating income, net	4,539	4,173

Operating income (loss)	24,945	(4,431)
Interest expense, net	72,147	69,457
Equity in earnings (loss) of nonconsolidated affiliates	2,038	(3,588)
Other income, net	6,176	1,971

Net loss before income taxes	(38,988)	(75,505)
Income tax expense	(4,244)	(14,618)

Consolidated net loss	(43,232)	(90,123)
Less amount attributable to noncontrolling interest	8,814	9,708

Net loss attributable to the Company	$(52,046)	$(99,831)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	115,990	(79,799)
Unrealized holding gain on marketable securities	13	16
Pension adjustments to comprehensive income (loss), net of tax of $(3,689) and $2,661, respectively	(12,568)	11,157
Reclassification adjustment for amortization of pension actuarial gains and net periodic costs included in operating expenses, net of tax of $(7) and $120, respectively	8	422

Other comprehensive income (loss), net of tax:	103,443	(68,204)

Comprehensive income (loss)	51,397	(168,035)
Less amount attributable to noncontrolling interest	(3,916)	(4,751)

Comprehensive income (loss) attributable to the Company	$55,313	$(163,284)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Years Ended December 31,
	2014	2013
Cash flows from operating activities:
Consolidated net loss	$(43,232)	(90,123)
Reconciling items:
Impairment loss	—	10,684
Depreciation and amortization	138,878	146,966
Deferred taxes	(2,595)	(9,819)
Provision for doubtful accounts	3,651	1,717
Share-based compensation	2,553	2,651
Gain on sale of operating assets	(4,539)	(4,173)
Equity in (earnings) loss of nonconsolidated affiliates	(2,038)	3,588
Other reconciling items, net	(6,031)	(1,763)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(10,677)	(2,398)
Increase (Decrease) in accrued expenses	(8,957)	7,858
Increase (Decrease) in accounts payable	5,271	(10,058)
Increase (Decrease) in deferred income	(7,929)	6,254
Changes in other operating assets and liabilities	(24,903)	(4,141)

Net cash provided by operating activities	39,452	57,243

Cash flows from investing activities:
Purchases of property, plant and equipment	(57,453)	(66,732)
Proceeds from disposal of assets	20,733	9,514
Purchases of other operating assets	(660)	(923)
Increase in related party notes receivable, net	(4,681)	—
Other, net	(3,034)	(3,127)

Net cash used for investing activities	(45,095)	(61,268)

Cash flows from financing activities:
Net borrowings (payments) on credit facilities	877	(2,064)
Payments on long-term debt	—	(3,512)
Net transfers (to) from related parties	11,404	(6,926)
Net proceeds from (payments on) related party notes payable	(30,406)	33,489
Purchases of noncontrolling interests	—	(61,143)
Dividends and other payments to noncontrolling interests	(8,282)	(15,054)

Net cash used for financing activities	(26,407)	(55,210)
Effect of exchange rate changes on cash	(4,904)	(1,960)

Net decrease in cash and cash equivalents	(36,954)	(61,195)
Cash and cash equivalents at beginning of period	80,892	142,087

Cash and cash equivalents at end of period	$43,938	$80,892

Cash paid for interest	48,408	72,688
Cash paid for income taxes	17,935	24,449

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2013	$(1,016,193)	$49,854	$(966,339)
Consolidated Net Loss	(99,831)	9,708	(90,123)
Dividends and other payments to noncontrolling interests	—	(15,054)	(15,054)
Foreign currency translation adjustments	(75,048)	(4,751)	(79,799)
Unrealized holding gain on marketable securities	16	—	16
Postretirement benefit plans	11,579	—	11,579
Net transfers to related parties	(6,926)	—	(6,926)
Other, net	86	613	699

Balance, December 31, 2013	$(1,186,317)	$40,370	$(1,145,947)
Consolidated Net Loss	(52,046)	8,814	(43,232)
Dividends and other payments to noncontrolling interests	—	(8,282)	(8,282)
Foreign currency translation adjustments	119,906	(3,916)	115,990
Unrealized holding gain on marketable securities	13	—	13
Postretirement benefit plans	(12,560)	—	(12,560)
Net transfers from related parties	11,404	—	11,404
Other, net	2,553	—	2,553

Balance, December 31, 2014	$(1,117,047)	$36,986	$(1,080,061)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Business and Basis of Presentation

Nature of Business

Clear Channel Outdoor Holdings, Inc. (“CCOH” or the “Parent Company”) is an outdoor advertising company, which owns and operates advertising display faces in the United States and internationally. CCOH has two reportable business segments: Americas and International. CCOH’s International segment (“CCI”) operates across 22 countries in Europe, Asia, Australia and New Zealand and provides advertising on street furniture and transit displays, billboards, mall displays, Smartbike programs, wallscapes and other displays, which are owned or operated under lease agreements. Clear Channel International B.V. (“CCIBV” or the “Company”) is a subsidiary of the CCI business and consists of CCI operations primarily in Europe, Australia and Singapore. These consolidated financial statements represent the consolidated results of operations, financial position and cash flows of CCIBV.

History

On November 11, 2005, CCOH became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of CCOH’s Class A common stock was sold. Prior to the IPO, CCOH was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. On July 30, 2008, iHeartCommunications completed its merger (the “Merger”) with a subsidiary of iHeartMedia, Inc. (“iHeartMedia”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). iHeartCommunications is now owned indirectly by iHeartMedia.

Agreements with iHeartCommunications

There are several agreements which govern the Company’s relationship with CCOH, CCI and the CCOH relationship with iHeartCommunications related to corporate, employee, tax and other services. Certain of these costs, as applicable, are allocated to the Company from CCOH. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the issuance of these consolidated financial statements, no notice of termination of any of these agreements has been received from iHeartCommunications.

Basis of Presentation

These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been derived from the accounting records of CCOH using the historical results of operations and historical bases of assets and liabilities of the Company. Assets and liabilities, revenues and expenses that pertain to the Company have been included in these consolidated financial statements. These consolidated financial statements include the results of operations in the following markets: Australia, Belgium, Denmark, Estonia, Finland, France, Holland, Hungary, Ireland, Italy, Latvia, Lithuania, New Zealand, Norway, Poland, Singapore, Spain, Sweden, Switzerland, Turkey and the United Kingdom.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

influence over operating and financial policies of a company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated.

The Company utilizes the services of CCOH and CCI for certain functions, such as certain legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resources services, including various employee benefit programs. The cost of these services has been allocated to the Company and included in these consolidated financial statements. The Company’s management considers these allocations to have been made on a reasonable basis. A complete discussion of the relationship with CCOH, including a description of the costs that have been allocated to the Company, is included in Note 5, Related Party Transactions to the consolidated financial statements.

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The consolidated financial statements included herein may not be indicative of the financial position, results of operations or cash flows had CCIBV operated as a separate entity during the periods presented or for future periods. As these consolidated financial statements present a portion of the businesses of CCOH, the net assets of CCIBV have been presented as CCOH’s net investment in CCIBV. CCOH’s investment in CCIBV includes the accumulated deficit of CCIBV net of cash transfers related to cash management functions performed by CCOH.

Note 2—Significant Accounting Policies and New Accounting Pronouncements

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each country, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Inventory

Inventory consists primarily of equipment and replacement parts related to the Company’s street furniture displays, billboards and transit displays. Inventories are stated at the lower of cost or market with cost primarily being determined on a weighted-average cost basis. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolete, or impaired balances.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Deposits

The Company has contracted rights to put structures on certain land or property. These agreements may dictate that a deposit be paid by the Company to the respective landlords. The agreements specify the terms in which the deposit will be returned to the Company. Deposits expected to be returned within 12 months are recorded as a current asset in “Other current assets.” Deposits expected to be returned in a period that is beyond 12 months are recorded as a noncurrent asset in “Other assets.”

Business Combinations

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements—10 to 39 years

Structures—5 to 15 years

Furniture and other equipment—3 to 20 years

Leasehold improvements—shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Land Leases and Other Structure Leases

Most of the Company’s advertising structures are located on property or land where the Company has a contracted right to put a structure on the property or land. Land leases are paid both in advance

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

and in arrears, for periods ranging from one to 12 months. Most street furniture display faces are operated through contracts with municipalities for up to 20 years. The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Intangible Assets

Intangible assets consist of definite-lived intangible assets. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at amortized cost.

The Company tests for possible impairment of intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Goodwill

At least annually, the Company performs its impairment test for each reporting unit’s goodwill. In 2014 and 2013, the Company used a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. In accordance with ASC 350-20-55, the Company determined that each country in which the Company operates constitutes a separate reporting unit. The Company had no impairment of goodwill for 2014. The Company recognized a non-cash impairment charge to goodwill of $10.7 million for 2013 based on declining future cash flows expected in one country.

Equity Method Investments

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the consolidated statement of comprehensive income (loss) as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

Other Investments

Other investments are composed primarily of equity securities. These securities are classified as available-for-sale and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive income as a component of Shareholder’s Deficit. The Company periodically assesses the value of available-for-sale

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

and non-marketable securities and records impairment charges in the statement of comprehensive income (loss) for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.

The Company periodically assesses the value of its available-for-sale securities. Based on these assessments, no impairments existed at December 31, 2014 and 2013.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts receivable, accounts payable and accrued liabilities approximated their fair values at December 31, 2014 and 2013.

Asset Retirement Obligation

ASC 410-20 requires the Company to estimate its obligation upon the termination or non-renewal of a lease or contract to dismantle and remove its advertising structures from the leased land or property and to reclaim the site to its original condition. The Company’s asset retirement obligation is reported in “Other long-term liabilities.” The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred. When the liability is recorded, the cost is capitalized as part of the related advertising structures carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized.

The operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

Revenue Recognition

The Company’s advertising contracts cover periods of a few weeks up to one year and are generally billed monthly. Revenue for advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s operations. Payments received in advance of being earned are recorded as deferred income. Revenue arrangements may contain multiple products and services and revenues are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses were $20.7 million and $16.9 million for the years ended December 31, 2014 and 2013, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Foreign Currency

All results of operations are for non-U.S. subsidiaries and non-U.S. equity investees which are translated into U.S. dollars, the reporting currency of the Company, using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of Shareholder’s Deficit, “Accumulated other comprehensive income”. Foreign currency transaction gains for the years ended December 31, 2014 and 2013 were $6.0 million and $1.8 million, respectively and are included within Other income, net in the Statement of Comprehensive Income (Loss).

New Accounting Standards

During the first quarter of 2015, the Company adopted the Financial Accounting Standards Board’s (“FASB”) ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This update provides guidance for the recognition, measurement and disclosure of discontinued operations. The update is effective for annual periods beginning on or after December 15, 2014 and interim periods within those years. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

During the first quarter of 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810), Amendments to the Consolidation Analysis. This new standard eliminates the deferral of FAS 167, which has allowed entities with interest in certain investment funds to follow the previous consolidation guidance in FIN 46(R) and makes other changes to both the variable interest model and the voting model. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2015. The Company is currently evaluating the impact of the provisions of this new standard on its financial position and results of operations.

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its financial position and results of operations.

During the third quarter of 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This new standard clarifies that a performance target in a share-based compensation award that could be achieved after an employee completes the requisite service period should be treated as a performance condition that affects the vesting of the award. The standard is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2015. The Company is currently evaluating the impact of the provisions of this new standard on its financial position and results of operations.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 3—Property, Plant and Equipment, Intangible Assets and Goodwill

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at December 31, 2014 and 2013, respectively:

(In thousands)	December 31, 2014	December 31, 2013
Land, buildings and improvements	$59,888	$71,720
Structures	663,690	770,777
Furniture and other equipment	92,133	101,251
Construction in progress	35,132	38,295

	850,843	982,043
Less: accumulated depreciation	453,541	491,155

Property, plant and equipment, net	$397,302	$490,888

Total depreciation expense related to property, plant and equipment for the years ended December 31, 2014 and 2013 was $103.6 million and $108.3 million, respectively.

Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets at December 31, 2014 and 2013, respectively:

(In thousands)	December 31, 2014		December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and contractual rights	$321,137	$(274,253)	$372,973	$(285,676)
Other	440	(274)	1,086	(1,006)

Total	$321,577	$(274,527)	$374,059	$(286,682)

Intangible Assets

Total amortization expense related to definite-lived intangible assets for the years ended December 31, 2014 and 2013 was $35.3 million and $38.6 million, respectively.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years and thereafter for definite-lived intangible assets.

(In thousands)
2015	$21,518
2016	11,666
2017	6,044
2018	3,440
2019	2,084
Thereafter	2,298

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Goodwill

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on October 1 of each year. Each country constitutes a separate reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The Company recognized no goodwill impairment for the year ended December 31, 2014. In 2013, based on declining future cash flows expected in one country, the Company recognized a non-cash impairment charge to goodwill of $10.7 million.

The following table presents the changes in the carrying amount of goodwill. The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment. As a result of the Merger, a new basis in goodwill was recorded in accordance with ASC 805-10. All impairments shown in the table below have been recorded subsequent to the Merger and, therefore, do not include any pre-Merger impairment.

(In thousands)	Years Ended December 31,
	2014	2013
Beginning balance	$264,907	$276,941
Impairment	—	(10,684)
Foreign currency	(32,368)	(894)
Dispositions	—	(456)

Ending balance	$232,539	$264,907

The beginning balance as of January 1, 2013 is net of cumulative impairments of $218.6 million.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 4—Investments

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Buspak

A wholly-owned subsidiary of the Company owned a 50% interest in Buspak, a bus advertising company in Hong Kong, which was sold in July 2014, resulting in a gain on sale of $4.5 million, which was included in Equity in earnings (loss) of nonconsolidated affiliates in the Statement of Comprehensive Income (Loss).

The following table summarizes the Company’s investments in nonconsolidated affiliates:

(In thousands)	Buspak	All Others	Total

Balance as of December 31, 2012	$10,643	$1,517	$12,160
Equity in net loss	(144)	(3,444)	(3,588)
Acquisitions of investments, net	—	38	38
Distributions to equity method investments	—	3,051	3,051
Foreign currency translation adjustments	(5)	10	5

Balance as of December 31, 2013	$10,494	$1,172	$11,666
Equity in net earnings (loss)	5,139	(3,101)	2,038
Divestitures of investments, net	(15,820)	(344)	(16,164)
Distributions to equity method investments	—	3,290	3,290
Foreign currency translation adjustments	187	(110)	77

Balance as of December 31, 2014	$—	$907	$907

Note 5—Related Party Transactions

The Company has unsecured notes payable to and receivables from other wholly-owned subsidiaries of CCOH.

Related Party Notes Payable

Related party notes payable of $1.7 billion and $2.0 billion at December 31, 2014 and December 31, 2013, respectively, consisted of:

(In thousands)	December 31, 2014	December 31, 2013
Notes due to Clear Channel CV	$1,715,449	$1,949,897
Other Related Party Notes Payable	29,607	33,433

Total Related Party Notes Payable	$1,745,056	$1,983,330

The Company is the holder of notes, which are payable to other wholly-owned subsidiaries of CCOH. These notes are unsecured and bear interest at varying rates from 3.40% to 3.75% plus one to three-month EUR, GBP or USD LIBOR.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Related Party Notes Receivable

The Company maintains a receivable balance with two related parties, Procom Publicidad via Publica Ltda (“Clear Channel Chile”) and Clear Channel Outdoor Mexico SA de CV (“Clear Channel Mexico”). The balances are unsecured and repayable on demand. The notes bear interest at 3.65% plus three-month USD LIBOR.

The balances outstanding at December 31, 2014 and 2013 on these Related party notes receivable are as follows:

(In thousands)	December 31, 2014	December 31, 2013
Note due from Clear Channel Chile	$2,568	$—
Note due from Clear Channel Mexico	2,113	—

Total Related Party Notes Receivable	$4,681	$—

Cash Management Arrangement

iHeartCommunications provides cash management services to the Company and our Parent. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. The amount of any cash that is distributed is determined on a basis mutually agreeable to the Company and iHeartCommunications and not on a pre-determined basis. Excess cash from our operations, which is distributed to iHeartCommunications, is applied against principal or accrued interest on the notes payable to subsidiaries of Parent, including Clear Channel CV. See “Related Party Notes Payable” above.

Management Services

iHeartCommunications and CCOH provide management services to the Company, which include, among other things: (i) treasury and other financial related services; (ii) certain executive officer services; (iii) legal and related services; and (iv) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications and CCOH based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2014 and 2013, the Company recorded $4.8 million and $6.1 million, respectively, for these services, which is included in Corporate expenses in the Statement of Comprehensive Income (Loss).

Royalty Fee

As part of a license agreement between Outdoor Management Services, Inc., an indirect wholly-owned subsidiary of CCOH, the Company is charged a royalty fee to license intellectual property, copyrights, trademarks and other intangible assets, which are held by iHM Identity, Inc., a direct wholly-owned subsidiary of iHeartCommunications. For the years ended December 31, 2014 and 2013, the Company was charged a royalty fee of $15.1 million and $8.1 million, respectively in relation to this agreement, which is included in Selling, general and administrative expenses in the Statement of Comprehensive Income (Loss).

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Stewardship Fee

As described in Note 1, the Company is a business of CCOH, a publicly traded company. As a result, the Company incurs certain costs related to quarterly and annual reporting in order for the Parent Company to comply with SEC reporting requirements. In addition, the Company incurs costs related to the preparation of budgets, forecasts and other strategic initiatives of the Parent Company. Such costs are charged back to CCOH on a quarterly basis (“Stewardship Fees”) based on the time incurred by employees of the Company to perform the work. Stewardship fees charged to CCOH during the years ended December 31, 2014 and 2013 were $20.4 million and $16.8 million, respectively, which are included as a reduction in Corporate expenses in the Statement of Comprehensive Income (Loss).

Tax Services Agreement

Pursuant to the tax services agreement CCOH entered into with iHeartCommunications, the operations of the Company are included in a consolidated federal income tax return filed by iHeartMedia. The Company’s provision for income taxes has been computed on the basis that the operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

Note 6—Asset Retirement Obligation

The Company’s asset retirement obligation is reported in Other long-term liabilities and relates to its obligation to dismantle and remove its advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease or contract. When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2014	2013

Beginning balance	$26,395	$24,500
Adjustment due to change in estimate of related costs	419	1,277
Accretion of liability	2,111	2,011
Liabilities settled	(2,046)	(1,794)
Foreign currency	(2,014)	401

Ending balance	$24,865	$26,395

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 7—Postretirement Benefit Plans

Certain of the Company’s subsidiaries participate in defined benefit or defined contribution plans that cover substantially all regular employees. The Company deposits funds under various fiduciary-type arrangements or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the defined benefit plans reflect the different economic environments within the various countries.

Defined Benefit Pension Plan Financial Information

The table below presents the components of net periodic cost recognized in the consolidated statement of comprehensive income (loss):

(In thousands)	Years Ended December 31,
	2014	2013

Service cost	$4,320	$4,781
Interest cost	5,920	5,425
Expected returns on plan assets	(6,737)	(5,751)
Amortization of prior service costs	16	17
Amortization of prior year (gain) loss	(32)	429

Total net periodic cost	$3,487	$4,901

The following tables present the changes in benefit obligations and plan assets:

	Years Ended December 31,
(In thousands)	2014	2013
Benefit obligation:
Benefit obligation beginning balance	$170,140	$161,681
Service cost	4,320	4,781
Interest cost	5,920	5,425
Plan participants’ contributions	1,143	1,137
Actuarial (gain) loss	21,026	(9,822)
Benefits paid from trusts	(3,454)	(4,053)
Foreign exchange impact	(14,208)	10,991
Other	(451)	—

Benefit obligation ending balance	$184,436	$170,140
Fair value of plan assets:
Beginning balance, fair value of plan assets	$140,953	123,096
Actual return on plan assets	11,029	11,947
Company contributions	4,989	5,675
Plan participants’ contributions	1,143	1,137
Benefits paid from trusts	(3,454)	(4,053)
Foreign exchange impact	(10,345)	3,151

Ending balance, fair value of plan assets	$144,315	$140,953
The following presents the net funded status recognized in the consolidated balance sheet in “Other long-term liabilities”:

Under-funded status, net	$(40,121)	$(29,187)

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following tables present the pre-tax net loss (gain) and amortization of prior service costs and changes in pre-tax net loss (gain) recognized in accumulated other comprehensive income:

	Years Ended December 31,
(In thousands)	2014	2013

Beginning balance, accumulated other comprehensive income	$12,188	$28,002
Net actuarial (gain) loss arising during the period	16,734	(15,271)
Amortization of net actuarial loss	18	(521)
Amortization of prior service costs	(20)	(22)
Other adjustments	(451)	—

Ending balance, accumulated other comprehensive income	$28,469	$12,188

(In thousands)	December 31, 2014	December 31, 2013
Unrecognized net actuarial loss	$28,753	$12,000
Unrecognized prior service cost	(284)	188

Total	$28,469	$12,188

Assumptions Used to Determine Plan Financial Information

Underlying both the measurement of benefit obligations and net periodic cost are actuarial valuations. These valuations use participant-specific information such as salary, age and years of service, as well as certain assumptions, the most significant of which include estimates of discount rates, expected return on plan assets, rate of compensation increases, interest crediting rates and mortality rates. The Company evaluates these assumptions, at a minimum, annually, and makes changes as necessary.

The following table presents the assumptions used to measure the net periodic cost and the year-end benefit obligations:

Years Ended December 31,
	2014	2013
Weighted-average assumptions used to measure net periodic cost:
Discount rate	1.20%-4.60%	2.50%-4.40%
Expected long-term returns on plan assets	2.20%-6.10%	2.50%-5.80%
Rate of compensation increases	1.00%-2.50%	1.00%-2.50%
Weighted-average assumptions used to measure benefit obligations:
Discount rate	1.20%-3.60%	2.50%-4.60%
Expected long-term returns on plan assets	2.20%-6.10%	2.50%-6.10%
Rate of compensation increases	1.00%-2.50%	1.00%-2.50%

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Discount Rate

The discount rate assumptions for jurisdictions for which rates are not determined by the government reflect the yields available on high-quality, fixed income debt instruments at the measurement date. A portfolio of high-quality corporate bonds is used to construct a yield curve. The cash flows from the Company’s expected benefit obligation payments are then matched to the yield curve to derive the discount rates. In certain countries, where the markets for high-quality long-term bonds are not generally as well developed, a portfolio of long-term government bonds is used as a base, to which a credit spread is added to simulate corporate bond yields at these maturities in the jurisdiction of each plan, as the benchmark for developing the respective discount rates.

Expected Long-Term Returns on Plan Assets

Expected returns on plan assets, a component of net periodic cost, represent the expected long-term returns on plan assets based on the calculated market-related value of plan assets. Expected long-term returns on plan assets take into account long-term expectations for future returns and the investment policies and strategies of the respective plans. These rates of return are developed by the Company and are tested for reasonableness against historical returns. The use of expected long-term returns on plan assets may result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns, and therefore result in a pattern of income and cost recognition that more closely matches the pattern of the services provided by the employees. Differences between actual and expected returns are recognized as a component of net loss or gain in accumulated other comprehensive income, which is amortized as a component of net periodic cost over the service lives or life expectancy of the plan participants, depending on the plan, provided such amounts exceed certain thresholds provided by accounting standards. The market-related value of plan assets recognizes changes in the fair value of plan assets systematically over a five-year period in the expected return on plan assets line in net periodic cost.

Rate of Compensation Increases and Mortality Rate

The rate of compensation increases is determined by the Company, based upon its long-term plans for such increases. Mortality rate assumptions are based on life expectancy and death rates for different types of participants. Mortality rates are periodically updated based on actual experience.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Defined Benefit Pension Plan Assets

The following table presents the Company’s defined benefit pension plans’ asset classes and their associated fair value at December 31, 2014 and 2013:

	December 31, 2014
(In thousands)	Level 1	Level 2	Level 3
Cash and short-term investments	$2,422	$—	$—
Equity securities	57,747	—	—
Fixed income:
Corporate bonds	—	42,362	—
Annuity contracts	—	35,789	—
Insurance contracts	—	5,995	—

Fair value of plan assets	$60,169	$84,146	$—

	December 31, 2013
	Level 1	Level 2	Level 3
Cash and short-term investments	$2,451	$—	$—
Equity securities	58,329	—	—
Fixed income:
Corporate bonds	—	38,161	—
Annuity contracts	—	35,704	—
Insurance contracts	—	6,308	—

Fair value of plan assets	$60,780	$80,173	$—

Expected Benefit Payments

The following table presents the expected benefit payments to defined benefit pension plan participants over the next ten years. These payments have been estimated based on the same assumptions used to measure the plans’ pension benefit obligation at December 31, 2014 and include benefits attributable to estimated future compensation increases, where applicable:

(In thousands)
2015	$3,632
2016	3,873
2017	5,905
2018	5,747
2019	5,201
2020-2024	36,414

Plan Contributions

It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the Company contributes additional amounts as it deems appropriate. The Company contributed $5.0 million and $5.7 million in cash to defined benefit pension plans during the years ended December 31, 2014 and 2013, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Defined Contribution Retirement Plans

The Company’s employees participate in retirement plans administered as a service by third-party administrators. Contributions to these plans of $15.3 million and $15.5 million for the years ended December 31, 2014 and 2013, respectively, were recorded as a component of operating expenses.

Note 8—Commitments, Contingencies and Guarantees

Leases

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum guarantee payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10. These contracts may contain minimum annual guarantee payments which generally escalate each year. The Company accounts for these minimum guarantee payments on a straight-line basis. If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable. No single contract or lease is material to the Company’s operations.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, equipment and certain parcels of land occupied by its advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus shelters, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts. Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus shelters, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

As of December 31, 2014, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment contracts consist of the following:

(In thousands)	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Capital Expenditure Commitments	Employment Contracts
2015	$24,759	$372,684	$29,253	$5,971
2016	16,553	242,332	15,150	3,846
2017	12,762	180,018	12,378	1,115
2018	9,703	144,351	623	69
2019	7,926	128,281	543	—
Thereafter	6,866	210,635	13,470	—

Total	$78,569	$1,278,301	$71,417	$11,001

Rent expense charged to operations for the years ended December 31, 2014 and 2013 were $528.4 million and $507.3 million, respectively.

Legal Proceedings

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.

Guarantees

As of December 31, 2014, the Company had outstanding bank guarantees of $47.0 million of which $5.9 million were backed by cash collateral. As of December 31, 2013, the Company had outstanding bank guarantees of $50.2 million of which $5.9 million were backed by cash collateral.

Note 9—Income Taxes

The operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The Company computes its deferred income tax provision using the liability method in accordance with the provisions of ASC 740-10, as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.

Significant components of the provision for income tax expense are as follows:

(In thousands)	Years Ended December 31,
	2014	2013
Current tax expense	$(6,839)	$(24,437)
Deferred tax benefit	2,595	9,819

Income tax expense	$(4,244)	$(14,618)

For the year ended December 31, 2014 the Company recorded tax expense of $4.2 million as compared to $14.6 million for the 2013 year. The change in tax was due primarily to a reduction in unrecognized tax benefits during 2014, which resulted from the expiration of statutes of limitations to assess taxes in the United Kingdom. This decrease in unrecognized tax benefits resulted in a reduction to current tax expense of $18.5 million during 2014.

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2014 and 2013 are as follows:

(In thousands)	December 31, 2014	December 31, 2013
Deferred tax liabilities:
Intangibles and fixed assets	$1,568	$10,236

Total deferred tax liabilities	1,568	10,236

Deferred tax assets:
Accrued expenses	4,760	5,115
Net operating loss carryforwards	141,410	154,771
Bad debt reserves	2,465	3,266
Pension provision	5,578	2,962
Other	12,038	11,651

Deferred tax assets	166,251	177,765
Less: Valuation allowance	156,966	164,221

Total deferred tax assets	9,285	13,544

Net deferred tax assets	7,717	3,308
Less: current portion of deferred tax asset	6,426	6,976

Long-term net deferred tax assets (liabilities)	$1,291	$(3,668)

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

At December 31, 2014, the Company had recorded tax effected net operating loss carryforwards for various jurisdictions that total $141.4 million. The net operating losses expire in varying amounts starting in 2015 with some amounts having no expiration date. The Company has recorded valuation allowances of $135.2 million as an offset to the net operating losses.

The reconciliation of income tax computed at the local country statutory rates to income tax benefit is:

	Years Ended December 31,
	2014		2013
(In thousands)	Amount	Percent	Amount	Percent
Taxes computed at local country statutory rates	$7,054	18%	$20,019	26%
(Increases) decreases in income taxes resulting from:
Nondeductible items	(14,171)	(36%)	(21,573)	(28%)
Tax contingencies	14,657	37%	(747)	(1%)
Valuation allowances	(10,640)	(27%)	(9,133)	(12%)
Other, net	(1,144)	(3%)	(3,184)	(4%)

Income tax expense	$(4,244)	(11%)	$(14,618)	(19%)

During 2014, the Company recorded tax expense of approximately $4.2 million. The 2014 income tax expense and (10.9)% effective tax rate were impacted primarily by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. These items were partially offset by the $18.5 million in net tax benefits associated with a decrease in unrecognized tax benefits resulting from the expiration of statutes of limitations to assess taxes in the United Kingdom.

During 2013, the Company recorded tax expense of approximately $14.6 million. The 2013 income tax expense and (19.4)% effective tax rate were impacted primarily by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2014 and 2013, was $1.1 million and $4.9 million, respectively. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2014 and 2013, was $17.7 million and $33.4 million, respectively, of which $16.3 million and $32.6 million is included in “Other long-term liabilities.” In addition, $1.4 million and $1.3 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2014 and 2013, respectively. The total amount of unrecognized tax benefits at December 31, 2014 and 2013 that, if recognized, would impact the effective income tax rate is $16.2 million and $31.7 million, respectively.

During 2014, the Company reversed $18.5 million in unrecognized tax benefits, inclusive of interest, primarily as a result of the expiration of statutes of limitations to assess taxes in certain foreign jurisdictions. During 2013, the Company reversed $7.0 million in liabilities, inclusive of interest, as a result of statutes of limitations expiring in certain foreign jurisdictions. Substantially all material foreign income tax matters have been concluded for years through 2009.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2014	2013

Balance at beginning of period	$28,536	$28,747
Increases for tax position taken in the current year	4,811	5,402
Increases for tax positions taken in previous years	1,284	1,347
Decreases for tax position taken in previous years	(2,683)	—
Decreases due to settlements with tax authorities	—	—
Decreases due to lapse of statute of limitations	(15,491)	(6,960)

Balance at end of period	$16,457	$28,536

Note 10—Other Information

Purchase of Noncontrolling Interest in Italy

At December 31, 2012, the Company owned a controlling interest in Italy, and had previously entered into an option agreement providing the minority shareholder with the right to put the noncontrolling interest’s share to the Company. The right became exercisable on January 13, 2013, and was exercised by the minority shareholder. The Company paid $61.1 million on April 2, 2013. As of the payment date, the carrying amount of the redeemable noncontrolling interest was fully accrued.

Barter and Trade

Barter and trade revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively. Barter and trade revenues were $8.3 million and $5.3 million for the years ended December 31, 2014 and 2013, respectively. Barter and trade expenses were $6.7 million and $7.0 million for the years ended December 31, 2014 and 2013, respectively.

The following table discloses the components of “Other assets” at:

(In thousands)	December 31, 2014	December 31, 2013
Prepaid expenses	$12,711	$12,535
Deposits	11,306	12,862
Investments	1,150	11,861
Deferred income taxes	1,291	—
Other	3,266	3,200

Total other assets	$29,724	$40,458

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table discloses the components of “Accrued expenses” at:

(In thousands)	December 31, 2014	December 31, 2013
Accrued employee compensation and benefits	$76,119	$87,355
Accrued rent and lease	102,424	127,187
Accrued taxes	28,861	34,154
Accrued other	98,254	99,674

Total accrued expenses	$305,658	$348,370

The following table discloses the components of “Other long-term liabilities” at:

(In thousands)	December 31, 2014	December 31, 2013

Unrecognized tax benefits	$16,275	$32,573
Asset retirement obligation (Note 6)	24,865	26,395
Post-retirement benefit obligation (Note 7)	40,121	29,187
Other	18,705	25,388

Total other long-term liabilities	$99,966	$113,543

The following table discloses the components of “Accumulated other comprehensive income,” net of tax, at:

(In thousands)	December 31, 2014	December 31, 2013
Cumulative currency translation adjustments	$236,096	$73,380
Cumulative pension adjustments	(21,756)	(9,171)
Cumulative unrealized gain on securities	105	106

Total accumulated other comprehensive income	$214,445	$64,315

Note 11—Subsequent Events

In connection with the preparation of the financial statements and in accordance with Accounting Standards Codification 855-10, Subsequent Events—Overall, management has evaluated and reviewed the affairs of the Company for subsequent events that would impact the financial statements for the year ended December 31, 2014 through December 4, 2015, the date the financial statements were available to be issued.

On April 21, 2015, inspections were conducted at the premises of Clear Channel in Denmark and Sweden as part of an investigation by Danish competition authorities. Additionally, on the same day Clear Channel UK received a communication from the UK competition authorities, also in connection with the investigation by Danish competition authorities. Clear Channel and its affiliates are cooperating with the national competition authorities.